UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/08/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 8, 2009, Targeted Genetics Corporation (the "Company") entered into an Asset Purchase Agreement with Genzyme Corporation (the "Purchase Agreement"). Pursuant to the terms of the Purchase Agreement, the Company sold and licensed certain of its assets, including manufacturing technologies and other adeno-associated viral ("AAV") vector technology, to Genzyme Corporation ("Genzyme") for up to $7.0 million in cash (the "Sale"). The purchased assets consist primarily of patents, know-how and manufacturing-related equipment. Genzyme also received a license to certain technology and materials necessary for manufacturing AAV vectors.

As part of the Sale, the Company has agreed to work with Genzyme to transfer the acquired technology and assist Genzyme in its implementation of the technology. The Purchase Agreement provides for payments to the Company of $3.5 million within five days of the closing and an additional $3.5 million in installments payable upon successful completion of specified transfer plan deliverables. In addition, the Purchase Agreement provides for payment to the Company in the event that Genzyme sublicenses the acquired intellectual property within specified time periods and royalties in the event of commercial sales of products containing AAV vectors covered by the acquired intellectual property.

As part of the transaction, Genzyme has licensed back to the Company the AAV manufacturing and vector technology sold in the Sale for the Company's use in specified product programs, including the development and sale of products in the Company's current AAV gene therapeutic programs for the treatment of a type of blindness called Leber's Congenital Amaurosis, inflammatory arthritis and a neurodegenerative disease called Huntington's Disease. Genzyme will receive royalties from the Company in the event of any commercial sales of certain products utilizing the intellectual property licensed back to the Company.

Item 1.02.    Termination of a Material Definitive Agreement

In connection with the Sale described in Item 1.01 of this current report, the Company's post-Sale rights and obligations under the Exclusive Sublicense Agreement between the Company and Alkermes, Inc. dated June 9, 1999 and amended by an Amendment Agreement dated March 12, 2002, Amendment No. 2 dated May 29, 2003, Amendment No. 3 dated March 16, 2007 and Amendment No. 4 dated May 26, 2009 (the "Alkermes Agreement") terminated. Pursuant to an Assignment, Assumption and Novation of Agreement executed by the Company and Alkermes concurrently with the Purchase Agreement, the Company assigned the Alkermes Agreement to Genzyme, Genzyme assumed the Alkermes Agreement and Alkermes consented to the assignment and assumption.

Item 2.01.    Completion of Acquisition or Disposition of Assets

As described in Item 1.01 of this current report, on September 8, 2009, the Company completed the sale to Genzyme of certain assets, including manufacturing technologies and other AAV vector technology, for up to $7.0 million in cash pursuant to the Purchase Agreement. The purchased assets consist primarily of patents, know-how and manufacturing-related equipment. The Purchase Agreement provides for payments to the Company of $3.5 million within five days of the closing and the remaining $3.5 million in installments upon successful completion of certain transfer plan deliverables.   In addition, the Purchase Agreement provides for payment to the Company in the event that Genzyme sublicenses the acquired intellectual property within specified time periods and royalties in the event of commercial sales of products containing AAV vectors covered by the acquired intellectual property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: September 09, 2009	By:	/s/ David J. Poston
David J. Poston
Vice President Finance and Chief Financial Officer